EXHIBIT 99

Date:	April 15, 2004

Subject:	Baldor Electric Company
1st Quarter 2004 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced the results of the first quarter of 2004.

	1st Quarter
(in thousands except per share data)	2004	2003
	13 weeks ended		% Change
	Apr 3 2004	Mar 29 2003
Net Sales	$152,823	$137,389	+ 11%
Cost of Sales	110,635	100,010

Gross Profit	42,188	37,379	+ 13%
SG&A	28,555	25,852

Operating Profit	13,633	11,527	+ 18%
Other (Income) Expense	268	371
Profit Sharing	1,560	1,352

Earnings Before Income Taxes	11,805	9,804	+ 20%
Income Taxes	4,365	3,639

Net Earnings	$7,440	$6,165	+ 21%

Earnings Per Share - Diluted	$0.22	$0.18	+ 22%
Dividends Per Share	$0.14	$0.13	+ 8%

Average Shares Outstanding	33,439	33,882	- 1%

John McFarland, President and CEO, remarked on the Company’s results. “First quarter sales increased 11%, earnings increased 21%, and earnings per share increased 22% from $0.18 to $0.22. Sales of motors and drives were up over 10%. Generator sales, 5% of our total, were up over 30%. Additionally, incoming orders have maintained their strength since December.”

McFarland also commented, “Our operating margin improved to 8.9% in the first quarter 2004. While last year’s challenge was to increase our level of sales, this year’s challenge is to control the impact of increasing steel, copper and aluminum costs. We are addressing these challenges with internal improvements and price increases as necessary.”

R. S. Boreham, Jr., Chairman, commented, “One of our long-term goals has been to increase our custom products business. We have a unique competitive advantage designing and producing custom products. Our customers realize this, and as a result, our custom business has grown to 40% of our sales.”

Balance Sheet Summary

(in thousands)	2004	2003
	Apr 3 2004	Mar 29 2003
Cash & Marketable Securities	$49,779	$29,260
Trade Receivables - net	96,929	88,157
Inventories	114,267	115,937
Working Capital	176,147	172,19
Total Debt	105,281	107,453
Shareholders’ Equity	265,326	250,565

Cash Flow from Operations (YTD)	$7,673	$16,089

Operating Margins

	Sales	Operating Margins
	(in millions)
Q1 ‘03	$137	8.4%
Q2 ‘03	$139	8.0%
Q3 ‘03	$139	8.0%
Q4 ‘03	$146	8.3%
Q1 ‘04	$153	8.9%

(continued on page 2)

Date:	April 15, 2004

Subject:	Baldor Electric Company
1st Quarter 2004 Results and Discussion

Page:	2 of 2

We have prepared answers to a list of questions often asked by shareholders.

Q … Where did you see improvement this quarter?

During the first quarter, sales and orders increased for many of the customers and industries we serve. Sales to distributors were up 9% while sales to original equipment manufacturers were up 14%. Some of the largest increases were in the pump, fan, machine tool and farm machinery industries.

Q … How is your international business?

International sales increased 16% in the quarter to 15% of our total sales. The largest increases were in Europe, Australia and Asia. Operating results continued to improve as they have for the previous six quarters.

Q … What improvements did you see in your balance sheet?

Because of record cash flow during 2003, we have the funds available to support our growth in sales. Cash increased to nearly $50 million, accounts receivable days outstanding and debt were reduced, and inventory turns increased compared to the first quarter of last year.

Q … How are rising raw material costs impacting you?

Raw material prices have continued to increase much more than we anticipated when we announced a price increase in January. As a result, we expect to announce an additional price increase during the second quarter. To minimize these price increases to our customers, we are aggressively reviewing our product designs to determine if less material can be used without sacrificing quality or performance.

Q … Are any of the components you buy in short supply?

The only shortage we experienced during the quarter was engines for generators. This had a negative impact on sales during the quarter, but we expect improved delivery of engines during the second and third quarters.

Q … How are incoming orders?

Incoming orders were up more than 15% over the first quarter of 2003, led by orders for generators. As a result, we expect to have an increasing mix of generator sales during the next two quarters.

Q … When will you make your next update?

We will make a presentation at the Sidoti Emerging Growth Conference in New York City on Wednesday, April 21, 2004, at 10:15 a.m. (eastern time). Our Annual Shareholders’ Meeting will be held at 10:30 a.m. (central time) on Saturday, April 24, 2004, at the Fort Smith Convention Center.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectation such as “outlook”, “optimistic”, “trends”, “expect(s)”, “assuming”, “expectations”, “forecasted”, “estimates”, “expected”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

For more information contact:			R. S. Boreham, Jr.	Chairman
Baldor Electric Company	Phone:	479-646-4711	John A. McFarland	President & CEO
P O Box 2400	Fax:	479-648-5752	Ronald E. Tucker	CFO & Secretary
Fort Smith, Arkansas 72902	Website:	www.baldor.com	Tracy L. Long	Treasurer & Assistant Secretary